As filed with the Securities and Exchange Commission on September 4, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Smithfield Foods, Inc.

(Exact Name of Registrant as Specified in its Charter)

Virginia	52-0845861
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

200 Commerce Street Smithfield, Virginia	23430
(Address of Principal Executive Offices)	(Zip Code)

Smithfield Foods, Inc. 2008 Incentive Compensation Plan

(Full Title of the Plan)

Michael H. Cole, Esq.

Vice President, Chief Legal Officer and Secretary

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

(Name and Address of Agent for Service)

(757) 365-3030

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations(1)	$45,000,000	100%(2)	$45,000,000(2)	$1,769
Common Stock, $0.50 par value per share, with associated Rights to Purchase Series A Junior Participating Preferred Shares, $1.00 par value per share (3)	2,000,000(4)	$19.81(5)	$39,620,000(5)	$1,558

(1)	The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Smithfield Foods, Inc. 2008 Incentive Compensation Plan.
(2)	The Deferred Compensation Obligations will be issued in amounts equal to 100% of the compensation deferred by participants.
(3)	Prior to the occurrence of certain events, the Rights to Purchase Series A Junior Participating Preferred Shares (the “Rights”) will be attached to and trade with the Common Stock. Value attributable to the Rights, if any, will be reflected in the market price of the Common Stock.
(4)	Pursuant to Rule 416(a), this Registration Statement also registers (a) such number of additional securities that may be offered pursuant to the terms of the Plan which provides for a change in the amount or type of securities being offered or issued to prevent dilution as a result of stock splits, stock dividends or similar transactions and (b) shares of restricted stock that may be issued under the terms of the Plan.
(5)	Computed pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. Such amount is based on the average of the high and low prices of the registrant’s common stock reported on the New York Stock Exchange on September 3, 2008.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant heretofore filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated in this Registration Statement by reference:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 27, 2008;

(2)	The Registrant’s Current Reports on Form 8-K filed on May 22, 2008, June 12, 2008, June 30, 2008, July 1, 2008, July 8, 2008 and September 3, 2008; and

(3)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A/A and the description of the Rights contained in the Registrant’s Registration Statement on Form 8-A, each filed on May 30, 2001 under Section 12(b) of the Securities Exchange Act of 1934, including any amendments to such Registration Statements hereafter filed.

All reports and other documents filed by the Registrant since the end of the fiscal year covered by the Registrant’s document referred to in paragraph (1) above pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable for the Registrant’s common stock offered by this registration statement.

The deferred compensation obligations of the Registrant registered hereunder (the “Obligations”) are unsecured general obligations of the Registrant to pay the value of deferred compensation accounts of participants in accordance with the terms of the Smithfield Foods, Inc. 2008 Incentive Compensation Plan (the “Plan”). The Obligations will rank equally with other unsecured and unsubordinated indebtedness of the Registrant outstanding from time to time. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement have the respective meanings attributed to such terms in the Plan.

The Plan allows, among other things, for deferred units payable in cash, Common Stock or a fixed combination of Common Stock or cash as provided by the Board of Directors. The Board of Directors has provided for each non-employee director and advisory director to receive 1,500 deferred units immediately after each annual meeting of shareholders. In addition, the Board of Directors has approved a fee deferral program under the Plan pursuant to which each non-employee director and advisory director may elect to defer the payment of cash retainer, meeting and other fees paid in connection with his or her service on or to the Board of Directors for any Plan year that would otherwise be payable and receive in its place deferred units.

The foregoing program as adopted by the Board of Directors under the Plan is described in more detail below. The Board can amend this program at any time subject to the terms and conditions of the Plan.

Each participant may make the following choices with respect to cash fees paid as an annual retainer and meeting fees (excluding expense reimbursements): (a) to receive the fees currently in cash, or (b) to defer receipt of 25%, 50%, 75% or 100% of the cash and receive it in the future as shares of Common Stock. The deferral election must be made before the start of the year to which it pertains. Deferral elections made under the Smithfield Foods, Inc. 2005 Non-Employee Director Stock Incentive Plan for 2008 have been assumed by the Plan for 2008. A deferral election is irrevocable with respect to the year to which it pertains. A deferral election can be changed for each calendar year.

The Registrant’s obligations to pay the deferred units and the fees deferred shall be maintained in bookkeeping accounts (a “deferral account”) in the form of stock units, each a hypothetical share of Common Stock. A deferral account will be credited with a number of stock units equal to (a) the number of stock units for each deferred unit and (b) the fees deferred divided by the fair market value of the Common Stock.

The Registrant has established a trust to hold shares of Common Stock related to this liability. The trust assets will be subject to the claims of creditors of the Registrant in the event of bankruptcy.

All stock units will be credited for stock splits and similar events. Any dividends attributable to the stock units will be deemed reinvested in Common Stock. A participant has the right to direct the trustee as to the voting of the participant’s allocable portion of the shares in the trust.

Based on the participant’s prior election, distributions from the deferral acounts will commence on the participant’s separation of service from or to the Board for any reason (including resignation or death) or a specified number of years (between one and five) following the participant’s separation of service. A participant may also elect to have distributions commence upon a change in control. Distributions are made in a single lump sum or in annual installments of up to ten years, as previously elected by the director. In the absence of an election, distributions will be made in a lump sum upon the participant’s separation of service. Under certain conditions, a participant who has previously elected to have distributions commence upon separation of service (or who has made no election) may make a subsequent election to delay the commencement of distributions for five years. No acceleration of distributions is permitted. The payment of stock units will be made in shares of Common Stock. The payment of deemed investments (as discussed in the next paragraph below) will be made in cash.

While a participant is serving as a member of the Board or as an advisory director, all of the participant’s benefits under the Plan will be maintained in stock units. Following separation of service, a participant may elect to transfer all or any part of such participant’s stock units into one or more deemed investments approved from time to time by the Nominating and Governance Committee. Such transfers and any further reallocations among stock units and deemed investments may be made subject to restrictions determined appropriate by the Nominating and Governance Committee.

A participant may designate one or more beneficiaries to receive any distributions under the Plan after the death of the participant.

If not sooner terminated by the Board of Directors, the Plan will terminate on June 17, 2018.

The Board of Directors may terminate the Plan or amend the Plan in any respect; provided, however, no amendment may be made without shareholder approval to the extent that shareholder approval is required by law or stock exchange regulation. An amendment or termination of the Plan may not impair the rights of a director with respect to any benefit previously deferred under the Plan.

The Board may terminate the Plan at any time and may amend the Plan at any time in any respect as it deems advisable; provided that no change will be made that increases the total number of shares of Common Stock reserved for issuance under the Plan (except as a result of changes in capital structure), materially modifies the requirements as to eligibility for participation in the Plan, or that would otherwise be considered a material revision or amendment under Internal Revenue Code of 1986, as amended (the “Code”), section 422 or the listing standards of the exchange on which the Common Stock is traded, unless the change is authorized by the shareholders of the Registrant. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and outstanding awards with respect to participants as it deems appropriate to ensure compliance with Rule 16b-3 and other applicable federal or state securities laws and to meet the requirements of the Code and applicable regulations or other generally applicable guidance thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan may not, without the consent of the participant, adversely affect a participant’s rights under an award previously granted to him or her.

Item 6.	Indemnification of Directors and Officers.

Under the Articles of Incorporation (the “Articles”) of the Registrant, the liability of officers and directors to the Registrant is eliminated to the fullest extent permitted by Virginia law. Under Virginia law, the liability of an officer or director cannot be limited or eliminated if the officer or director engages in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

To the fullest extent permitted by Virginia law, the Articles require the Registrant to indemnify any director or officer who is, was or is threatened to be made a party to any proceeding because he or she is or was a director or officer of the Registrant, or because he or she is or was serving the Registrant or any other legal entity in any capacity at the request of the Registrant while a director or officer of the Registrant, against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under the Articles, “proceeding” is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of the Registrant. Similarly, “liability” is defined to include not only judgments, but also settlements, penalties, fines and certain excise taxes. The Articles also provide that the Registrant may, but is not obligated to, indemnify its other employees or agents. The indemnification provisions also require the Registrant to pay reasonable expenses incurred by a director or officer of the Registrant in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay the Registrant if it is ultimately determined that such person was not entitled to indemnification. Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

The rights of indemnification provided in the Articles are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the Articles authorize the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, whether or not the Registrant would have the power to provide indemnification to such person, to protect any such person against any liability arising from his or her service to the Registrant or any other legal entity at the request of the Registrant.

Item 8.	Exhibits.

See Exhibit Index following signatures.

Item 9.	Undertakings.

(1)	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Williamsburg, Virginia, on August 29, 2008.

SMITHFIELD FOODS, INC.

By:	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby appoints C. Larry Pope, Robert W. Manly, IV and Michael H. Cole and, and each of them singly, such person’s true and lawful attorneys, with full power to them and each of them to sign, for such person and in such person’s name and capacity indicated below, any and all amendments and post-effective amendments to this Registration Statement, and generally to do all things in their name in their capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Signature	Title	Date

/s/ Joseph W. Luter, III	Chairman of the Board and Director	August 29, 2008
Joseph W. Luter, III

/s/ C. Larry Pope	President, Chief Executive Officer and Director (Principal Executive Officer)	August 29, 2008
C. Larry Pope

/s/ Robert W. Manly, IV	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 29, 2008
Robert W. Manly, IV

/s/ Kenneth M. Sullivan	Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 29, 2008
Kenneth M. Sullivan

/s/ Robert L. Burrus, Jr.	Director	August 29, 2008
Robert L. Burrus, Jr.

/s/ Carol T. Crawford	Director	August 29, 2008
Carol T. Crawford

	Director	August 29, 2008
Paul J. Fribourg

/s/ Ray A. Goldberg	Director	August 29, 2008
Ray A. Goldberg

/s/ Wendell H. Murphy	Director	August 29, 2008
Wendell H. Murphy

/s/ David C. Nelson	Director	August 29, 2008
David C. Nelson

/s/ Gaoning Ning	Director	August 29, 2008
Gaoning Ning

/s/ Frank S. Royal, M.D.	Director	August 29, 2008
Frank S. Royal, M.D.

/s/ John T. Schwieters	Director	August 29, 2008
John T. Schwieters

/s/ Paul S. Trible, Jr.	Director	August 29, 2008
Paul S. Trible, Jr.

/s/ Melvin O. Wright	Director	August 29, 2008
Melvin O. Wright

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Amendment effective August 29, 2001 to the Amended and Restated Articles of Incorporation, including the Amended and Restated Articles of Incorporation of the Registrant, as amended to date (incorporated by reference to Exhibit 3.1 to the Company’s Amendment No. 1 to Form 10-Q Quarterly Report filed with the Commission on September 12, 2001).

4.2	Amendment to the Bylaws effective December 27, 2007, including the Bylaws of the Company, as amended to date (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on December 28, 2007).

4.3	Form of certificate representing the Registrant’s Common Stock, par value $.50 per share (incorporated by reference to Exhibit 3 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 30, 2001).

4.4	Rights Agreement dated as of May 30, 2001, between the Registrant and Computershare Investor Services LLC, Rights Agent (incorporated by reference to Exhibit 4 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 30, 2001).

4.5	Form of certificate representing Rights (incorporated by reference to Exhibit 5 to the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 30, 2001).

5	Opinion of Counsel.

10	Smithfield Foods, Inc. 2008 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report of Form 8-K filed with the Commission on September 3, 2008).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (filed as part of Exhibit 5).

24	Power of Attorney (included herein).